Exhibit 21.1

Subsidiaries

BL Acquisition II, Inc. (Delaware)

BL Acquisition Corp. (Delaware)

Biolase International, LLC. (Delaware)

Occulase, Inc. (Delaware)

Biolase Australia, Pty. Ltd. (AUSTRALIA)

Biolase Europe, GmbH (GERMANY)

Biolase (NZ) Limited (NEW ZEALAND)

Biolase Spain, S.L. (SPAIN)

Societe Endo Technic, Inc. (FRANCE)

Biolase Technology India Private Limited (INDIA)